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                                                                 EXHIBIT 3(a)(i)

                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

     Fort Bend Holding Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Fort Bend Holding Corp., resolutions were adopted setting forth a proposed amendment to the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that such amendment be considered at the next Annual Meeting of Stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that Section A of Article Fourth of the Certificate of Incorporation of the Corporation be amended to read as follows:

     FOURTH:

     A. The total number of shares of all classes of stock which the Corporation shall have the authority to issue five million (5,000,000) consisting of:

          1. One million (1,000,000) shares of preferred stock, par value one cent ($.01) per share (the "Preferred Stock"); and

          2. Four million (4,000,000) shares of common stock, par value one cent ($.01) per share (the "Common Stock");

     SECOND: That thereafter, at the Annual Meeting of Stockholders of said corporation held on July 29, 1997, pursuant to notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Fort Bend Holding Corp. has caused this certificate to be signed by Lane Ward, its President and Chief Executive Officer, this 12th day of August, 1997.

                                    FORT BEND HOLDING CORP.


                              By:/s/ Lane Ward
                                 --------------------------------
                                 Lane Ward
                                 President and Chief Executive Officer